EXHIBIT 99.1

FOR:	CONTACT:
Precision Auto Care, Inc.	Robert Falconi
748 Miller Drive, SE	Exec.VP/CFO/COO
Leesburg, VA 20175	(800) 438-8863, x214

FOR IMMEDIATE RELEASE

PRECISION AUTO CARE ANNOUNCES SALE OF HYDRO-SPRAY SUBSIDIARY

LEESBURG, VA - April 22, 2003, Precision Auto Care, Inc. (OTC Bulletin Board:  PACI) today announced that the Company consummated the sale of its car wash manufacturing subsidiary, Hydro-Spray. The specific terms of the agreement were not announced although the Company did say that it was a combination of an upfront payment and money paid out over time. Robert Falconi, the Company’s CFO did say, “The sale of Hydro-Spray will enable the company to focus on our core business, car care franchising, a business we believe we can and will run profitably going forward. We believe that the Company will show a profit for the quarter that ended March 31, 2003.”

Lou Brown, the Company’ s CEO said that, “We are very excited that we have sold Hydro-Spray. Our mission since coming to the Company two and a half years ago has been to bring the Company back to its roots, the car care franchising business. With this deal consummated, we can devote all of our energies to that business.”

Precision Auto Care, Inc.’ s affiliate, Precision Franchising LLC, is one of the world’ s largest franchisor of auto care centers, with 444 operating centers as of April 22, 2003.  The Company franchises and operates Precision Tune Auto Care centers around the world.

Cautionary Statement:  The statements in this press release contain forward-looking statements within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.  These statements are based on the Company’s current expectations, estimates and projections.  Statements that are not historical facts are forward-looking statements and typically are identified by words like “believe,”   “anticipate,” “could,” “estimate,”  “expect,” “intend,”  “plan,”  “project,”  “will” and similar terms.  These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties.  Accordingly, actual results may differ from current expectations, estimates and projections.  The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Important factors that may impact the Company’s actual results include: (i) business conditions and the general economy; (ii) the federal, state and local regulatory environment; (iii) increased competitive pressure in the automotive after-market services business;  (iv) significant automotive technology advances;  (v) management’s ability to execute the Company’ s business plan; and (vi) the Company’s ability to sell franchises in each state.  Additional information concerning risks and uncertainties that could cause actual results to differ materially from those projected or suggested can be found in the forward-looking statements in the Company’ s filings with the Securities and Exchange Commission and in its Annual Report on Form 10-K for the year ended June 30, 2002.  The forward-looking statements contained in this prospectus represent the Company’ s judgment as of the date of this prospectus, and you should not unduly rely on these statements.